Exhibit 10.5

(English translation of the Loan between Tianjin Daqiuzhuang Metal Sheet Co., Ltd.to and Yang Pu Automotive Investment Limited)

Loan Agreement

Party A: Tianjin Daqiuzhuang Metal Sheet Co., Ltd.

Party B: Yangpu Capital Automotive Investment Limited

On Nov. 15, 2005, Party B borrowed RMB24 million from Party A for business needs. The loan term shall be one year and the annual interest is calculated at 7%. Upon maturity of the loan term, Party B shall pay the principal sum to Party A.

IN WITNESS WHEREOF, the Parties hereto have caused this agreement to be duly executed as of the date set forth below.

Party A

Tianjin Daqiuzhuang Metal Sheet Co., Ltd. (Stamp)

Dated Nov. 15, 2005

Party B

Yangpu Capital Automotive Investment Limited (Stamp)

Dated Nov. 15, 2005